Exhibit 19

Insider Trading Policy

1
Purpose

In order to take an active role in the prevention of insider trading violations, Devon Energy Corporation ("Devon") has adopted this Insider Trading Policy ("Policy"). This Policy provides guidance to employees, officers, and members of Devon’s Board of Directors ("Directors") and Devon’s wholly-owned subsidiaries (Devon and such wholly-owned subsidiaries, collectively, the "Company") with respect to transacting in Company Securities (as defined below) and, in some cases, the securities of other companies.

2
Applicability
2.1
Employees, Officers, and Directors

All employees, officers, and Directors of the Company (each of the foregoing, an "Insider") are covered by Part I of this Policy regarding transacting while in possession of Inside Information (as defined below) and Tipping (as defined below). As an Insider, you may become aware of nonpublic information regarding the Company that a reasonable investor would find material in deciding whether to buy, sell, hold, or otherwise transact in Company Securities. Transacting in Company Securities while in the possession of such "inside information," or passing on the information to others so that others may do so, is a violation of federal law and may also be harmful to the Company.

2.2
Designated Insiders

Directors, Executive Officers (as defined below), and Access Employees (as defined below) have additional obligations and restrictions under Part II of this Policy.

"Executive Officers" refers to officers of Devon that are required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

As used in this Policy, "Access Employees" include employees of the Company who are not Executive Officers of Devon but who, by the nature of their employment duties, routinely have access to Inside Information. Individuals designated as Access Employees will be notified of such designation in writing by the Corporate Secretary or his or her designee. However, the failure to be formally notified of such designation as an Access Employee will not protect an employee from a violation of the law for insider trading and Tipping.

Directors, Executive Officers, and Access Employees are referred to collectively in this Policy as "Designated Insiders."

2.3
Other Persons for Whom You are Responsible for Compliance with this Policy

References to Insider and Designated Insider in this Policy also apply to that individual’s spouse, minor children, other family members who reside with the individual, anyone else who lives in the same household as the individual, any family members who do not live in the same household but whose transactions in Company Securities are directed by or are subject to the individual’s influence or control (such as parents or children who consult with the individual before they transact in Company Securities), and entities that are directed by or are subject to the individual’s influence or control, including family, estate, and charitable trusts. Insiders and Designated Insiders are responsible for the transactions of these other persons and, therefore, should make them aware of the restrictions set forth in this Policy.

Company Assistance

Contact the Vice President, Corporate Governance and Secretary ("Corporate Secretary") if you have questions about this Policy or its application to any situation in which you or a related Insider wish to transact in Company Securities. If there is any question under this Policy as to whether it is appropriate for an individual to buy or sell securities, it is better to seek advice and to avoid even the appearance of impropriety.

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Policy Statement
4.1
Part I
4.1.1
General Prohibitions on Insider Trading and Tipping

This policy prohibits: (a) transacting in securities while in possession of Inside Information (as defined below); or (b) the selective disclosure or "Tipping" of Inside Information to others who may misuse such information by transacting in Company Securities or passing such information to others who may transact in Company Securities.

Except as otherwise specified in this Policy, no Insider shall:

•
Buy, sell, or otherwise transact in (a) Company Securities or (b) the securities of other companies with respect to which such Insider has obtained Inside Information in the course of his or her employment or service with the Company, including competitors, customers, vendors, and suppliers of the Company (a "Business Partner"), in each case during any period commencing with the date on which he or she becomes aware of Inside Information and ending at least one full Trading Day following either the date of public disclosure of that Inside Information or the time that the Inside Information ceases to be material. As used in this Policy, the term "Trading Day" means a day on which the New York Stock Exchange is open for business.
•
Pass on or "Tip" Inside Information to any other person, including, without limitation, family members and other Insiders, who may transact in Company Securities, or the securities of a Business Partner, on the basis of that Inside Information. No Insider shall make recommendations, either directly or indirectly, or express opinions on the basis of Inside Information about the Company as to transacting in Company Securities.

Before engaging in any transaction, you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please contact the Corporate Secretary.

4.1.2
Covered Transactions

Transactions covered by this Policy include all buying, selling, gifting (including estate planning and other tax-related or charitable transactions), pledging, and other transactions in the securities of the Company, including without limitation, common stock, common units, debt, options for common stock or units, and any other securities (derivative or non-derivative) that Devon or any of its subsidiaries may issue from time to time, such as preferred stock, preferred units, warrants, and convertible debentures, as well as derivative securities relating to the stock or units of Devon or any of its subsidiaries that are not issued by Devon or such subsidiary, such as exchange-traded put or call options or swaps. All of the securities described above are referred to herein as "Company Securities."

If you wish to make a gift of Company Securities, special rules and considerations may apply. Please contact the Corporate Secretary to discuss the treatment of a proposed gift under this Policy.

4.1.3
Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in Company Securities while in possession of Inside Information. Each individual is responsible for making sure that he or she complies with this Policy and that any Insiders whose transactions are subject to this Policy, as described herein, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Inside Information rests with that individual.

4.1.4
What is Inside Information?

"Inside Information" is material, non-public information. Under federal and state securities laws, "material" information is: (a) any information where there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or hold securities; or (b) any information that might affect the market for a company’s securities. Either positive or negative information regarding the Company or other companies may be material.

"Non-public" information is any information that has not been adequately disclosed to the marketplace, which means that the information has yet to be publicly disseminated, and sufficient time has not passed for the securities markets to absorb the information. Effective disclosure of such information may come through public filings with the Securities and Exchange Commission (the “SEC”), formal press releases, and during pre-announced meetings or conference calls with analysts or the press that are publicly accessible by webcast or broadcast. You may not attempt to "beat the market" by transacting simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence, a person in possession of Inside Information should refrain from any transactions in Company Securities for one full Trading Day following its official release. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of Inside Information.

All information that is learned about the Company or its business plans is potentially Inside Information until the Company publicly discloses it. Rumor and speculation in the public or media about material information—absent an official statement by the Company in a manner as noted in the preceding paragraph—is not a sufficient basis to treat Inside Information as being public and thereby allowing Insiders to transact.

The following are some examples of information that could be considered Inside Information:

•
Earnings announcements or estimates or other unpublished financial results;
•
Projections or changes in projections of earnings or losses or other material financial information;
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New discoveries, asset write downs, or other material developments concerning reserves;

•
News of a pending or proposed merger, acquisition, divestiture, or joint venture;
•
A pending or proposed public offering, private placement, repurchase, or redemption of Company Securities or other important financing transactions, developments, or events;
•
Changes in dividend policies or the declaration of a stock split;
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Major litigation developments or government action;
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Changes in executive leadership;
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Impending bankruptcy or financial liquidity problems;
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Changes in Devon’s outside auditors or a notification from the outside auditors that Devon may no longer rely on its audit opinion;
•
Internal financial information that departs from what the market would expect; and
•
The gain or loss of (or other significant event relating to) a major contract.

Other information may also constitute Inside Information and the above sample list is not intended to be exhaustive. In the case of a Business Partner, Inside Information consists of any material, non-public information regarding such Business Partner that you obtained in the course of your employment or service with the Company.

4.1.5
What is Tipping?

Insiders are also prohibited from "Tipping" Inside Information to any other person (the "Tippee"), who then transacts on that information. A Tippee can be another Company employee, officer, or Director, as well as a friend, business associate, spouse, family member, or any other person. Under federal and state securities laws, both the person who discloses (the "Tipper") and the Tippee can be held liable for violations of the laws against insider trading. Insiders may also be held accountable for any Tipping by their family members, household members, or entities whose transactions are subject to this Policy by reason of a relationship with the Insiders.

Inside Information must be protected and efforts should be taken to avoid inadvertent communication.

It is immaterial for purposes of this Policy, and for purposes of determining liability under the insider trading laws, whether an individual personally derives any monetary benefit from illegal trading or Tipping or whether the Tipper intended or knew that the information would be used improperly. The SEC has imposed substantial monetary penalties on a Tipper even though he or she did not personally benefit monetarily from the Tippee’s transactions.

4.1.6
Additional Limitations on Certain Transactions

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term, speculative, or other higher-risk transactions involving Company Securities, it is also Devon’s policy that Insiders may not engage in any of the following activities with respect to Company Securities, or should otherwise consider Devon’s preferences as described below:

4.1.6.1
Transacting in Company Securities on a short-term basis

Any Company Securities purchased in the open market should be purchased with the intention to hold such securities for a minimum of six months, and preferably longer.

4.1.6.2
Short sales

A short sale is the sale of a security that you do not own or a sale which is consummated by the delivery of a security borrowed by you, or for your account. Short sales of Company Securities are prohibited by this Policy.

4.1.6.3
Buying or selling puts, calls, or similar instruments

A put is an option or right to sell a security at a specific price before a set date, and a call is an option or right to purchase a security at a specific price before a set date. Transactions in put options, call options, or other derivative securities relating to Company Securities are prohibited by this Policy.

4.1.6.4
Standing and limit orders

Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of material non-public information. Accordingly, Devon discourages placing standing or limit orders on Company Securities. If an Insider determines to use a standing or limit order, the order should not remain effective beyond the day on which it is placed.

In addition, Executive Officers and Directors may not engage in any of the following activities with respect to Company Securities:

4.1.6.5
Pledging, buying on margin, or holding in a margin account

You are prohibited from pledging Company Securities as collateral, purchasing Company Securities on margin (i.e., purchase transactions in which your broker or another third party extends you credit to make the purchases), or holding Company Securities in a margin account.

4.1.6.6
Hedging Company Securities

You are prohibited from engaging in transactions that are designed to hedge or offset any decrease in the market value of Company Securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds. If you are unsure whether a particular proposed transaction constitutes a hedging transaction prohibited by this Policy, please consult the Corporate Secretary for guidance prior to engaging in such transaction.

4.1.7
Certain Excepted Transactions

This Policy does not apply in the case of the following transactions, except as specifically noted:

4.1.7.1
Restricted Stock Awards and Units

The transaction restrictions of this Policy do not apply to the award or vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of such awards. The transaction restrictions do apply, however, to (i) a decision to change the elections for withholding (or not withholding) shares of stock to satisfy tax withholding requirements and (ii) any market sale of stock upon or subsequent to vesting (including sales of common stock upon vesting in which the proceeds are used to fund related taxes).

4.1.7.2
Certain Stock Option Exercises and Other Equity Award Transactions

This Policy does not apply to the exercise of a stock option acquired pursuant to Devon’s equity incentive plans where no Devon common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or to the exercise of a tax withholding right pursuant to which a person has elected to have Devon withhold shares subject to an option to satisfy tax withholding requirements. The transaction restrictions do apply, however, to sales of Devon common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.

4.1.7.3
Diversified Mutual Funds and ETFs

The transaction restrictions of this Policy do not apply to transactions in diversified mutual funds and exchange-traded funds (ETFs) that are invested in Company Securities.

4.1.7.4
Automatic Reinvestment in Dividends

The transaction restrictions of this Policy do not apply to the automatic reinvestment of dividends paid on Company Securities. This transaction restrictions do apply, however, to (i) voluntary, additional purchases of Company Securities resulting from reinvestment of dividends, (ii) the Insider’s election to participate in automatic reinvestment of dividends, and (iii) the Insider’s election to increase or decrease the Insider’s level of automatic reinvestment of dividends.

4.1.7.5
Other Approved Transactions

The transaction restrictions of this Policy do not apply to any transaction specifically approved in advance by the Executive Vice President and General Counsel. To request such an exception, contact the Corporate Secretary in writing using the same written pre-clearance procedures described in Section 4.2.1 below.

4.1.8
Post-Termination Transactions

This Policy continues to apply to your transactions in Company Securities even after you have terminated employment or your service relationship with the Company. If you are in possession of Inside Information when your employment or service relationship terminates, you may not transact in Company Securities until that information has become public or is no longer material. In addition, a Director or Executive Officer can have certain obligations under Section 16 of the Exchange Act for up to six months after his or her termination.

4.1.9
Rule 10b5-1 Plans

The Corporate Secretary may permit Insiders to conduct transactions pursuant to a pre-arranged trading plan intended to satisfy the conditions of Rule 10b5-1(c) under the Exchange Act (a “Rule 10b5-1 Plan”) that is pre-approved by Devon’s Executive Vice President and General Counsel or his or her designee. Proper transactions under a pre-approved Rule 10b5-1 Plan will be deemed to be in accordance with the requirements of this Policy. Any Insiders interested in implementing a Rule 10b5-1 Plan or similar arrangement should contact the Corporate Secretary to discuss such plans and obtain the necessary approval. Modifications and terminations of an existing Rule 10b5-1 Plan are strongly discouraged, and Insiders should contact the Corporate Secretary before modifying or terminating an existing Rule 10b5-1 Plan or similar arrangement.

4.1.10
Certification

Insiders may be required to certify their understanding of this Policy and their intent to comply with it. Designated Insiders may be required to certify compliance on an annual basis.

4.2
Part II
4.2.1
Pre-Clearance and Application of Blackout Periods for All Transactions by Designated Insiders
4.2.1.1
Pre-Clearance of All Transactions

To prevent inadvertent violations of federal and state securities laws and this Policy, to avoid even the appearance of an improper transaction (e.g., when a senior officer transacts while unaware of a pending major development), and to ensure the proper filing of required SEC reports, the following procedure must be followed:

4.2.1.2
Pre-Clearance Procedure

All transactions (acquisitions, dispositions, transfers, gifts, donations, etc.) in Company Securities by Designated Insiders must be pre-cleared by the Corporate Secretary or his or her designee. If you are a Designated Insider, you should contact the Corporate Secretary in advance of any transactions in Company Securities. This pre-clearance requirement is applicable to all transactions, except as otherwise expressly provided in this Policy.

If a Designated Insider contemplates transacting in Company Securities, he or she should contact the Corporate Secretary by written notice preferably at least three (3) business days in advance. A written response will be provided as soon as reasonably practicable. Clearance of a transaction will only be valid for a two Trading Day period unless the response states otherwise. If the transaction is not completed within that period, clearance must be requested again. If clearance is denied, the fact of such denial must be kept confidential. All Designated Insiders are also encouraged to contact their own legal counsel with respect to any transaction in Company Securities and as to any personal exposure they may have under the federal or state securities laws at any time.

Please note that clearance of a proposed transaction by the Corporate Secretary does not constitute legal advice or otherwise acknowledge that a Designated Insider does not possess Inside Information. Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Inside Information.

4.2.1.3
Pre- Clearance Inquiries

Unless otherwise notified, personnel other than Designated Insiders are not required to pre-clear transactions in Company Securities. However, if you are contemplating a transaction and are unsure about whether you possess Inside Information, you should contact the Corporate Secretary for guidance.

It is important to understand that "Designated Insiders" includes certain family members and other persons as described in Part I.

4.2.2
Restrictions on Transaction Timing

Designated Insiders are subject to the following restrictions (in addition to the general prohibitions described in this Policy) on transacting in Company Securities:

4.2.2.1
Quarterly Blackout

Because the announcement of Devon’s quarterly financial results will almost always have the potential to have a material effect on the market for Company Securities, you may not transact in Company Securities during the period (i) beginning on the fifteenth day of the last month of the quarter and ending after the second full Trading Day following the release of Devon’s earnings for that quarter or (ii) as circulated separately by the Corporate Secretary.

4.2.2.2
Interim Earnings Guidance Blackout

Devon may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K, or other means designed to achieve widespread dissemination of the information. You should anticipate that transacting will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

4.2.2.3
Event-Specific Blackout

From time to time, an event may occur that is material to the Company or a Business Partner and is known by only a few Directors, officers, and employees. The Company may prohibit such individuals from transacting in Company Securities or the securities of a Business Partner until such information ceases to be Inside Information. The existence of an event-specific blackout may or may not be announced and may apply to certain or all Designated Insiders. An applicable Designated Insider who requests permission to transact in Company Securities or the securities of a Business Partner during an event-specific blackout may be informed by the Corporate Secretary of the existence of the blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

The safest period for transacting in Company Securities, assuming the absence of Inside Information, is outside of a blackout period. Blackout periods are highly sensitive for transactions in Company Securities from the perspective of compliance with applicable securities laws. However, transacting in Company Securities outside a blackout period should not be considered a "safe harbor." Even outside of blackout periods, no one should transact in Company Securities if he or she possesses Inside Information, and any person possessing Inside Information may not engage in any transactions in Company Securities until one full Trading Day following the date the Inside Information is publicly disclosed or ceases to be material.

The Company reserves the right to shorten, suspend, terminate, or extend any blackout period at its discretion.

4.2.3
Additional Obligations for Directors and Executive Officers under Section 16

Directors and Executive Officers of Devon must also comply with the reporting obligations under Section 16 of the Exchange Act and are prohibited from engaging in "short-swing" transactions covered by that statute. A practical effect of these provisions is that Executive Officers and Directors who purchase and sell, or sell and purchase, certain Company Securities within a six-month period must disgorge all profits to Devon, whether or not they had knowledge of any Inside Information.

Consequences of Violation of Policy

Violations of this Policy are serious offenses that may subject you to disciplinary action, up to and including termination of employment. In addition, violations of the law may subject Devon or you to fines, penalties, or other legal remedies, including imprisonment.

6
Transactions by the Company

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities laws (including appropriate approvals by the Directors or appropriate committee, if required) when engaging in transactions in the Company’s securities.

7
Other Considerations

This Policy will be reviewed annually under the direction of the Policy Owner.

Definitions

All terms are defined in the Policy.